EXHIBIT 10.6

                        STATION AFFILIATION AGREEMENT

      This Agreement dated March 23, 1995, together with the Standard Terms and Conditions attached hereto and made a part hereof, shall set forth the terms and conditions pursuant to which United Paramount Television Network Partnership ("United Paramount"), located at 5555 Melrose Avenue, Hollywood, California 90038, grants to ACME TV Corp. ("Licensee"), located at 401 W. Kirkpatrick St., Syracuse, NY 13204 and Licensee accepts, a limited license to telecast certain television programming, as further described below (the "Network Programs"), over the facilities of Licensee's broadcast television station WUPN-TV (the "Station") (a/k/a W53AM) which is licensed by the FCC to serve the community of Utica, NY (the "Licensed Community").

1. Network Programs.

      a. United Paramount will deliver Network Programs to the Station to be telecast during the following time periods:

            i.   January 16, 1995 -- January 15, 1996

                 Prime Time:      Two (2) hours/night
                                  Two (2) nights/week

                 Weekend Movie:   12 p.m. -- 2 p.m. Saturday or Sunday

            ii.  January 1996 -- January 1997

                 Prime Time:      Two (2) hours/night
                                  Two (2) nights/week

                 Weekend Movie:   12 p.m. -- 2 p.m. Saturday or Sunday

            iii. January 1997 -- January 1998

                 Prime Time:      Two (2) hours/night
                                  Three (3) nights/week

                 Early Fringe:    3 p.m. -- 5 p.m. Monday -- Friday

                 Weekend Movies:  12 p.m. -- 2 p.m. Saturday and Sunday

            iv. January 1998 -- January 2001 (provided the License Term is extended pursuant to Paragraph 2 below.)

                 Prime Time:      Two (2) hours/night
                                  Five (5) nights/week

                 Early Fringe:    3 p.m. -- 5 p.m. Monday -- Friday

                 Weekend Movies:  12 p.m. -- 2 p.m. Saturday and Sunday

                 Late Night:      11:00 -- 12:00 p.m. Monday -- Friday

            v. Children's Weekend Programming: In addition to the above, commencing in September 1995, United Paramount shall also deliver to Station one (1) hour of Children's Weekend programming for telecast between 8 a.m. and 12 p.m. on Sunday. Commencing in September 1996 and throughout the duration of the License Term, as extended pursuant to Paragraph 2. below, United Paramount shall deliver to Station two (2) hours of Children's Weekend Programming for telecast between 8 a.m. and 12 p.m. on Sunday.

      Except with respect to the initial commencement of broadcasting operations on January 16, 1995, United Paramount shall provide Licensee with one hundred eighty (180) days prior written notice of (i) the specific dates upon which Station shall begin telecasting the Network Programs and (ii) the specific days of the week and hours during which Network Programs shall be scheduled, if changed from above or if not indicated above. For purposes of this Agreement, "Prime Time" shall mean 8 p.m. to 11 p.m. Eastern and Pacific Times. The initial days and times for broadcasts of Prime Time Network Programs shall be Mondays and Tuesdays, 8:00 p.m. to 10:00 p.m. Eastern and Pacific Times, 7:00 p.m. to 9:00 p.m. Central and Mountain Times. The initial day for broadcast of the Weekend Movie shall be Saturday.

      b. Notwithstanding the provisions of Paragraph 1(a) above, United Paramount shall have the right, in its sole discretion, to decrease the number of hours of Network Programs to be furnished pursuant to Paragraph 1(a) above, or to change the specific days of the week and hours during which the Network Programs will be scheduled, upon one hundred eighty (180) days prior written notice to Licensee. United Paramount shall not increase the number of hours of Network Programs to be furnished pursuant to Paragraph 1(a) above unless such increase has been approved by a majority of the Affiliate Board (as defined in Paragraph 10 below); provided, however, that United Paramount may increase the number of Prime Time nights programmed by the Network to four nights during 1996 and to five nights during 1997 without said approval. The selection, scheduling, renewal substitution and withdrawal of any Network Program, or portion thereof, shall at all times remain within the sole discretion and control of United Paramount.

      c. United Paramount shall deliver the one-hour television series currently entitled "Star Trek: Voyager" to Station as one of the Prime Time Network Programs commencing in January 1995. In addition to the Prime Time broadcast, Station shall repeat each episode of "Star Trek: Voyager" between 4:00 p.m. and midnight on the Saturday or Sunday immediately following the Prime Time broadcast (the "Star Trek Voyager Weekend Run").

      d. Beginning in September 1998, provided the License Term is extended pursuant to Paragraph 2 below, United Paramount shall have the right, at its sole option, to deliver repeat episodes of "Star Trek: Voyager" to Licensee to be telecast by Station on a stripped basis as a Network Program at a time to be determined by United Paramount.

2. License Term.

      The term of rights granted to Licensee hereunder (the "License Term") shall commence on the date United Paramount begins broadcasting Network Programs and shall continue for three (3) years from that date. The License Term shall be automatically extended for an additional three years commencing immediately upon the expiration of the initial three (3) year term, unless either United Paramount or Licensee shall have given written notice to the other of its election to not extend the License Term, which notice shall be sent no later than one hundred twenty (120) days prior to the expiration of the initial three (3) year term. Notwithstanding the foregoing, United Paramount, in its sole discretion, may terminate this Agreement at any time upon one hundred eighty (180) days written notice to Licensee in the event that United Paramount elects not to commence operation of a national network service as provided herein, or upon ninety (90) days written notice to Licensee in the event that United Paramount ceases operation of such national network service.

3. Carriage

      a. Licensee agrees that it is the essence of this Agreement that it shall telecast over the facilities of the Station all Network Programs delivered to Licensee in their entirety, including, but not limited to, all commercial announcements, Network i.d.'s, promos, credits and all data transmitted as part of the signal, without interruption, deletion or addition (except for the addition of Licensee's commercial announcements as provided in Paragraph 4 below) on the dates and at the times the programs are scheduled by United Paramount, subject only to Paragraph 5(a) below.

      b. Licensee shall telecast each Network Program licensed hereunder solely from Station's originating transmitter and antenna for free over-the-air television home reception. Licensee shall not (i) transmit any Network Program, or any audio or visual portion thereof, into a place where admission is charged or where the reception of the transmission is made subject to the payment of a fee; (ii) relay the telecast of any Network Program, or any audio or visual portion thereof, to any other party; (iii) cause, authorize or permit the duplication or recording of any Network Program, or any audio or visual portion thereof, over the facilities of any other broadcast station or cable television system, or by any other facility, device, medium or method not expressly authorized hereunder.

      c. Notwithstanding the provisions of Paragraph 3(b) above, Station shall have the right to transmit a Network Program over the facilities of its translator(s) simultaneously with its transmission of that Program over the facilities of its main transmitter. In the event that the signal emanating from said translator(s) is received in a community outside the Grade B contour of the Station, United Paramount shall have the right, at any time, but not the obligation, to rescind such rights. Further, notwithstanding anything to the contrary contained herein, and provided that Licensee is in compliance with Paragraph 11 below, Licensee shall not be deemed to be in breach hereunder if Station's signal is carried by a cable television system whose principal head end is located within Station's DMA (as that term is defined in the broadcast industry); provided, however, that nothing contained herein shall be deemed a license to a cable television system to transmit any of the Network Programs or affect the rights of United Paramount as against any cable television system.

4. Commercial Announcements

      a. Subject only to applicable governmental rules and regulations, each hour of Network Programs hereunder shall be formatted for commercial announcements (inclusive of station breaks) as follows (pro-rated for half-hour programs):

            i. Prime Time: three (3) minutes of commercial announcements to Licensee, eight (8) minutes of commercial announcements to United Paramount.

            ii. Weekend Movie: six (6) minutes of commercial announcements to Licensee, six (6) minutes of commercial announcements to United Paramount.

            iii. Early Fringe: During the fourth calendar quarter: eight (8)
                 minutes of commercial announcements to Licensee, four (4) minutes of commercial announcements to United Paramount. During all other times of the year: six (6) minutes of commercial announcements to Licensee, six (6) minutes of commercial announcements to United Paramount.

            iv. Star Trek: Voyager Weekend Run: four (4) minutes of commercial announcements to Licensee, eight (8) minutes of commercial announcements to United Paramount.

            v. Star Trek: Voyager (repeat stripping): five (5) minutes of commercial announcements to Licensee (plus an additional one
                 (1) minute station break at the end of each episode), seven
                 (7) minutes of commercial announcements to United Paramount.

            vi. Late Night (other than "Star Trek: Voyager"): seven (7) minutes of commercial announcements to Licensee, seven (7) minutes of commercial announcements to United Paramount.

            vii. Children's Weekend Programming: United Paramount shall determine the total commercial announcement time to be placed in Children's Weekend Programming which commercial announcement time shall be split evenly between United Paramount and Licensee.

      b. Neither United Paramount nor Licensee shall share in the revenue realized by the other from the sale of commercial announcements. The placement, timing and format of all commercial announcements contained in the Network Programs shall be determined by United Paramount. In addition, United Paramount may place promotional announcements in the programming set forth above, the number, timing and format of which shall be determined by United Paramount.

      c. Licensee shall use reasonable efforts to integrate its commercial announcements to avoid conflicts with competitive products and/or services contained in the commercial announcements selected and sold by United Paramount. United Paramount shall endeavor to provide Licensee with information regarding its commercial announcements in sufficient time prior to telecast to prevent such conflicts.

      d. In the event any state, federal (including without limitation FCC), or other governmental rule, regulation or law, or any other action shall reduce or otherwise limit the commercial advertising and/or non-program time that can be used in any or all of the Network Programs, then United Paramount shall, notwithstanding the provisions of Paragraph 4(a) above, be entitled to reduce, on a pro-rata basis, the amount of commercial time available to Licensee and United Paramount in each of the Network Programs upon ninety (90) days prior written notice.

      e. Licensee's telecast of the commercial announcements contained in the Network Programs is of the essence of this Agreement. Licensee agrees to maintain complete and accurate records of all such commercial announcements telecast. Within one (1) week following United Paramount's request therefor, Licensee shall submit copies of all such records to United Paramount.

5. Preemption.

      a. Authorized Preemptions.

      Nothing contained herein shall be construed to prevent Licensee from rejecting or refusing any Network Program which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest, or from substituting a program which, in Licensee's opinion, is of greater local or national importance, provided Licensee shall give United Paramount written notice of each such preemption, and the justification therefor, at least 72 hours in advance of the scheduled telecast, or as soon thereafter as possible (including an explanation of the cause for any lesser notice), and further provided that Licensee fulfills its make-good obligations as set forth in Paragraph 5(c) below. Such preemptions of Network Programs shall be deemed "Authorized Preemptions" hereunder. A Network Program shall be deemed unsatisfactory, unsuitable or contrary to the public interest if (i) Licensee reasonably believes that telecast of the Network Program would violate any applicable governmental laws, rules, regulations or published policies; (ii) Licensee reasonably believes that the Network Program does not meet customary engineering standards; or (iii) Licensee reasonably believes that the Network Program would not meet prevailing contemporary standards of good taste in the Licensed Community. No Network Program will be deemed to be unsatisfactory, unsuitable or contrary to the public interest based on program performance or ratings, advertiser reactions, or the availability of alternative programming (including sporting events) which Licensee believes to be more profitable or attractive than the scheduled Network Programs. The following preemptions shall also be deemed Authorized Preemptions (provided Licensee fulfills its make-good obligations as set forth in Paragraph 5(c) below): (i) preemption for Force Majeure, as defined in Paragraph 1 of United Paramount's Standard Terms and Conditions, attached hereto and made a part hereof; (ii) preemption in accordance with preexisting programming obligations and commitments as of the date hereof that will interfere or conflict with the scheduled Network Programs, as expressly set forth in Exhibit A; and (iii) with respect only to Network Programs not currently contemplated pursuant to Paragraph 1(a) above, but which United Paramount elects to add pursuant to Paragraph 1(b) above (the "Additional Network Programs"), preemptions for programming commitments (excluding paid programming) entered into prior to the date that United Paramount gives Licensee written notice of such Additional Network Programs which will interfere with such Additional Network Programs. Such programming commitments shall be added to Exhibit A at the time that United Paramount advises Licensee of the Additional Network Programs, and mutually agreeable times shall be set forth therein for Licensee's telecast of the Additional Network Programs.

      b. Unauthorized Preemptions.

      Any preemption, including preemption of a commercial announcement contained in a Network Program, which is not an Authorized Preemption hereunder shall be deemed an "Unauthorized Preemption." If Station makes three
(3) or more Unauthorized Preemptions during any twelve (12) month period during the License Term or if United Paramount reasonably believes based on Licensee's actions or statements that such Unauthorized Preemptions shall occur, United Paramount shall have the right, in its sole discretion, to either (i) terminate Licensee's right to telecast the Network Programs, or any part thereof, for a period of time determined by United Paramount, and thereafter license the telecast rights to such Network Program(s) to any other broadcast television station(s) or (ii) terminate this Agreement.

      c. Make-goods.

      In the event that Licensee fails for any reason to telecast any Network Program or any part thereof (including all of the commercial announcements contained therein) as provided herein, then, in each case, Licensee shall telecast such omitted program and commercial announcements (or any replacement program and commercial announcements designated by United Paramount) as follows: (i) in the case of preemptions for preexisting commitments, in the time period predesignated by the parties as set forth in Exhibit A, and (ii) for all other preemptions, in a time period of comparable quality and ratings value, as mutually determined by the parties. If, Licensee does not promptly comply with the provisions of this Paragraph 5(c), United Paramount shall have the right, without limitation to any other right it may have, to license the broadcast rights to the omitted programming to any other broadcast television station.

6. Newsbreak.

      For each night of Prime Time Network Programs scheduled by United Paramount, United Paramount shall produce and deliver to Licensee, and Licensee shall telecast, a thirty (30) second news or promotional spot (the "Newsbreak") during each of the Prime Time Network Programs; provided, however, that Station may cover either of the Newsbreaks, or both of them with its own local newsbreak if Station telecasts a local news program.

7. Promotion.

      a. Promotional Announcements.

      United Paramount shall provide Licensee with promotional announcements for the Network Programs (the "Promos"), at no cost to Licensee. Licensee shall use its good faith, best efforts to telecast the Promos in consultation with United Paramount to obtain the best possible promotion of the Network Programs. Licensee agrees to maintain complete and accurate records of all Promos telecast. Within three (3) weeks following United Paramount's request therefor, Licensee shall submit copies of such records to United Paramount.

      b. Station Identification.

      Commencing on the date Licensee executes this Agreement or, at United Paramount's election, on a subsequent date established by United Paramount, and continuing throughout the License Term, Station shall identify itself exclusively as part of the "United Paramount Television Network," or such other name as United Paramount may subsequently designate in writing, in all Station I.D.'s telecast, and in all other promotional material distributed; provided, however, that such identification may be preceded by Station's call letters, community of license and channel position.

      c. Other Promotional Materials.

      United Paramount shall provide Licensee, at no cost to Licensee, with such print, on-air television, radio and collateral materials promoting the Network Programs as are customarily given to stations that are part of similar television networks. United Paramount shall also provide, at reasonable cost, such other merchandising materials as United Paramount deems appropriate.

      d. Co-op Advertising.

      Licensee shall budget Station's annual advertising funds in such a way that Station may participate, on a year round basis, in United Paramount's Network co-op advertising program. United Paramount shall commit an aggregate amount of co-op advertising dollars to Network's affiliated stations that is comparable with the amount customarily given by other television networks to their affiliated stations for similar quantities of programming.

      e. Below-Average Ratings.

      If, after any "sweeps period," Station's "Sweeps Rating" (as defined below) falls below the average Sweeps Rating for all of United Paramount's primary affiliated stations, Station shall be deemed "Performing Below Average" and shall, within 15 days of United Paramount giving Licensee written notice thereof, commence full compliance with the following:

            i. In each half hour of programming telecast by Station, other than Network Programs, Station shall telecast no less than thirty seconds of promotional announcements for Station's local, syndicated or Network Programs; and

            ii. If Station is in the top 50% of the stations Performing Below Average, at least 40% of the Station's aggregate promotional availabilities on days Station telecasts Network Programs shall be Network promotions. These promotional spots shall be evenly distributed across Station's programming schedule between the hours of 9 a.m. and midnight; or

            iii. If Station is in the bottom 50% of stations Performing Below
                 Average, at least 50% of the Station's aggregate promotional availabilities on days Station telecasts Network Programs shall be Network promotions. These promotional spots shall be evenly distributed across Station's programming schedule between the hours of 9 a.m. and midnight.

      Licensee's compliance with the foregoing requirements shall continue until such time as Station is no longer "Performing Below Average," as determined by the most recent sweeps period. For purposes of this Agreement, "Sweeps Rating" shall mean the average A.C. Nielsen rating for adults 18-49 for all Prime Time hours programmed by United Paramount during the most recent "sweeps period."

8. Exclusivity.

      Except as set forth in Paragraphs 5(b) and 5(c) above, United Paramount shall not, during the License Term, license the Network Programs, or any of them, to any broadcast television station licensed by the FCC to operate in the Licensed Community, other than to Station. Licensee acknowledges that telecasts of the Network Programs originating outside of the Licensed Community may be received by television sets located within the Licensed Community, and Licensee agrees that such reception shall not constitute a breach of this Agreement by United Paramount. Licensee agrees that no exclusivity is granted hereunder with respect to the retransmission by cable systems of broadcast signals originating outside of the Licensed Community whether pursuant to a compulsory license or otherwise; except that Licensee shall be entitled to network non-duplication protection against the simultaneous presentations of Network Programs on superstations WTBS, WWOR and WGN by cable systems. The geographic zone of such protection shall be as permitted by the rules of the FCC existing on the date hereof.

9. Delivery.

      a. United Paramount shall make the Network Programs available to Licensee in such sequence as United Paramount shall determine. Any and all costs of whatever kind or nature incurred with respect to the pickup of the Network Programs and their rebroadcast by Station shall be borne by and shall be the sole responsibility of Licensee. All right, title and interest in and to the Network Programs delivered to Licensee shall, at all times, remain the property of United Paramount, subject only to Licensee's right to telecast the Network Programs in accordance with the terms of this Agreement. Licensee shall have the right to prepare and retain a taped copy of each Network Program delivered to Licensee until such time as Station has telecast that Network Program as scheduled by United Paramount (in the case of "Star Trek:
Voyager," Station may retain the taped copy until the Star Trek: Voyager Weekend Run is telecast), after which time Licensee shall erase or destroy the taped copy of that Network Program. At United Paramount's request, Licensee shall furnish United Paramount with a Certificate of Erasure or Destruction signed by an officer of Licensee, or other evidence reasonably acceptable to United Paramount of such erasure or destruction.

      b. United Paramount shall endeavor to provide Licensee with synopses for each of the Network Programs, as well as other programming information, reasonably in advance of Station's telecast of each Network Program.

10. Affiliate Board.

      United Paramount shall establish an Affiliate Board of Governors (the "Affiliate Board"), which shall have up to ten (10) members representing Affiliates not owned by Paramount Pictures Corp., Chris-Craft Industries Inc. or affiliates thereof, and which shall be consulted by United Paramount from time to time in connection with the Network Programs; provided, however, that except as specifically provided in Paragraph 1(b) above, all decisions shall ultimately be made by United Paramount in its sole discretion.

11. Change in Operations.

      In the event that Station's transmitter location, power, frequency, programming format or hours of operation are materially reduced at any time, other than as a result of Force Majeure, so that Station is of less value to United Paramount as a telecaster of Network Programs that as of the date of this Agreement, and said change is not cured within fifteen (15) business days after said reduction, United Paramount shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Licensee. Licensee shall notify United Paramount immediately in writing if Licensee applies to the Federal Communications Commission to materially modify Station's transmitter location, power, frequency or programming format or if Licensee plans to materially modify Station's hours of operation.

12. Notice.

      All notices, statements and other documents required to be given hereunder shall be given in writing either by personal delivery, overnight mail, certified or registered mail or facsimile (except as herein otherwise provided) at the respective addresses of the parties set forth above, or such other addresses as may be designated by the parties from time to time. Notice shall be deemed given on the date of mailing, the date of personal delivery, or the date of facsimile transmission, whichever applies.

13. Standard Terms and Conditions.

      In the event of any inconsistency between this Agreement and the Standard Terms and Conditions attached hereto, this Agreement shall control.

14. Governing Law.

      This Agreement and all matters collateral hereto shall be governed by the federal laws of the United States, including the rules, regulations and published policies of the Federal Communications Commission, and the laws of the State of California applicable to agreements entered into and to be performed entirely in that state.

UNITED PARAMOUNT TELEVISION
NETWORK PARTNERSHIP                        LICENSEE

By BHC Network Partner, Inc.
Its General Partner

/s/ Lucie Salhany                          By: /s/ Craig L. Fox
Lucie Salhany                              Title: V. Pres.
President and Chief Executive Officer
United Paramount Television Network


                                    RIDER

                           ACME TV CORP. (WUPN-TV)

      This shall serve as a Rider to the March 23, 1995 Station Affiliation Agreement (the "Agreement") between United Paramount Television Network Partnership ("United Paramount") and ACME TV Corp. ("Licensee") with respect to WUPN-TV. All capitalized terms herein shall be defined as set forth in the Agreement. In the event of any conflict between this Rider and the Agreement, this Rider shall control.

1. Paragraph 1. of the Agreement shall be amended so that Station may telecast the Weekend Movie between 8 p.m. and 11 p.m. on Saturday or Sunday.

2. Notwithstanding the provisions of Paragraph 3.c. of the Agreement, United Paramount shall only have the right to rescind Station's right to transmit the Network Programs over its translator(s) to the extent that such translator(s) is licensed to a community not within Station's DMA and is within the Grade B contour of a station licensed to a community other than Utica, New York, which has an affiliation agreement with United Paramount.

3. Paragraph 8. of the Agreement shall be amended to provide that Station shall be entitled to network non-duplication protection against the following: a) the simultaneous presentations of Network Programs by cable systems (which shall include protection against the presentation of Star
   Trek: Voyager between the hours of 4 p.m. and 12 midnight on Saturday and Sunday nights); and b) the presentation by cable systems of a broadcast by any other station affiliated with the United Paramount Television Network of any Network Program during the period commencing one (1) day before and ending ten (10) days after the scheduled broadcast by Station of such Network Program. The geographic zone of such protection shall be the maximum permitted by FCC rules existing on the date hereof. However, notwithstanding the above, the geographic zone of such protection shall not extend to any Community Unit (76.5(dd)) outside of Station's DMA.


Agreement between ACME TV CORPORATION (WUPN TV) and Harron Cable.

It is agreed between ACME and Harron to carry the signal of WUPN-TV in its entirety on cable channel 53 for a period of 5 years, beginning September 11, 1995. This is contingent upon the following points:

      1. The technical signal provided by WUPN must conform to Harron Cables typical broadcast station quality.

      2. The programming must be a typical independent/network station with no more than 25% of its programming from 6:00 am to midnight, shopping channels, religion, or other paid programming per day.

      3. Harron Cable will honor requests for network NON-DUPLICATION PROTECTION. With regard to all other programs as long as they are simultaneously available on another distant signal carried by Harron Cable, WUPN reserves the right to request black out.

      4. WUPN agrees to pay up to $300.00 for channel line up cards for the promotion of the new tv station.

      5. WUPN and WFXV will promote on air, the fact that Harron Cable will carry WUPN on CHANNEL 53. WUPN will cross promote the movement of The Cable Health Channel to Channel 55.

      6. WUPN agrees to pay for the cost of the Demodulator and modulator. As well as the antenna and associated hardware necessary to receive WUPN's signal.



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HARRON CABLE REPRESENTATIVE             DATE


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ACME TV CORP REPRESENTATIVE             DATE